MONITORING AND COMPLIANCE AGREEMENT AMONG
THE DEPARTMENT OF ATTORNEY GENERAL,
THE DETROIT MEDICAL CENTER, VHS OF MICHIGAN, INC.
AND VANGUARD HEALTH SYSTEMS, INC.

The Michigan Department of Attorney General (“Attorney General”), The Detroit Medical Center (“DMC,” pre-Closing or “Legacy DMC,” post-Closing), VHS of Michigan, Inc. (“Buyer”) and Vanguard Health Systems, Inc. (“Vanguard”), as Guarantor of Buyer’s performance, agree as follows:

RECITALS

DMC, certain Affiliates of DMC, Buyer, certain Affiliates of Buyer, and Vanguard are parties to a Purchase and Sale Agreement pursuant to which DMC is selling substantially all assets used in the operation of its health care system to Buyer and certain of its Affiliates.

The Purchase and Sale Agreement requires the Attorney General to approve or not object to the transaction.  In the course of his review, the Attorney General has identified certain commitments of Buyer that are of importance to the public and require special protection.

The Attorney General finds that Legacy DMC must have the appropriate and necessary resources to monitor, evaluate, and, if necessary, enforce Buyer’s compliance with certain Post-Closing Covenants for a period of not less than ten years.

For consideration, the receipt and sufficiency of which is acknowledged, the parties enter into this contract.

TERMS

1.         Defined Terms

            All capitalized terms used in this contract and not otherwise defined herein shall have the meanings as defined in the Purchase and Sale Agreement.

            Complaint: Any complaint brought by a third party not affiliated with DMC or Legacy DMC that alleges that Buyer or any Affiliate of Buyer has failed to comply with the terms and conditions of any Post-Closing Covenant.

            DMC: The Detroit Medical Center, a Michigan non-profit corporation, as it exists prior to Closing.

            Key Employee:  An employee other than an officer, director, or trustee,who serves at the level of Senior Vice President or above.  A list of Key Employees is attached to this contract as Exhibit 1.

            Legacy DMC:  While the precise name of this entity has not yet been finalized, this term refers to the continuation of DMC as a charitable entity after Closing.  Legacy DMC and its successors and assigns will have primary responsibility for monitoring Buyer’s compliance with the covenants in Article 12 of the Purchase and Sale Agreement.  Legacy DMC is designated to hold the Excluded Assets and Excluded Liabilities and is responsible for preserving and protecting DMC charitable assets.

            Post-Closing Covenants:Sections 12.2 (Indigent and Low Income Care), 12.3 (Commitments to Maintain the Hospitals and Provide Core Services), 12.4 (Capital Expenditures), 12.7 (No Sale of Hospitals), 12.14 (Detroit Based Systems), 12.15 (National Support Centers) and 12.17 (Annual Reporting Requirements) of the Purchase and Sale Agreement.

            Purchase and Sale Agreement:  Purchase and Sale Agreement dated June 10, 2010, as amended, between DMC and certain of its Affiliates as Seller, Buyer, and certain of its Affiliates as Buyer, and Vanguard, as Guarantor.

2.         Update to Ensure No Conflict of Interest

            A.        Within 10 business days before Closing, all members of DMC’s Board of Trustees, officers, and other Key Employees will complete and execute standard DMC conflict of interest statements covering all times up through the date of execution.  DMC shall provide those statements to the Attorney General within 5 business days before Closing.

            B.         Within 5 business days before Closing, Buyer and DMC senior management and Key Employees must do the following:

                        i.          Attest in writing that no member of DMC’s Board of Trustees, officers, and other Key Employees will receive any increase in salary, incentive payment or bonus, or other form of compensation from Buyer or any of its Affiliates in return for negotiating, supporting, or entering into the Purchase and Sale Agreement or any related agreement, promise or offer; and

                        ii.          Agree in writing that any incentive compensation, increase in salary, bonus or other form of compensation Buyer and its Affiliates may award after Closing to members of DMC’s senior management or Key Employees, or that such persons may accept, will reward individuals solely on the basis of post-Closing performance.

            Notwithstanding other provisions of this section, Buyer shall be permitted to make incentive payments in accordance with DMC’s 2010 incentive compensation plan.

            C.        Within 90 days after Closing, persons, and Parties employing persons, who served pre-Closing as DMC Trustees, officers, or other Key Employees, shall be responsible for providing written disclosures to the Attorney General of all agreements with Buyer or any of its Affiliates regarding future employment or other compensation that are not disclosed in the Purchase and Sale Agreement.  If such agreements have not been completed within 90 days after Closing, then disclosure must be provided within 10 business days after the agreement is completed.

3.         Legacy DMC Monitoring Responsibilities

            A.        Legacy DMC shall diligently monitor compliance by Buyer with the Post-Closing Covenants.

            B.         In order to carry out its monitoring obligation, Legacy DMC will receive information prepared by Buyer in the ordinary course of business as follows:

                        i.          Buyer will provide copies of reports to governmental agencies and other periodic reports to Legacy DMC, as specifically set forth in Schedule 12.17(c) of the Purchase and Sale Agreement. The list of reports is attached as Exhibit 2 to this contract;

                        ii.          Buyer shall promptly provide Legacy DMC with such additional information prepared by Buyer in the ordinary course of business that DMC reasonably requests;

                        iii.         If requested by Buyer, Legacy DMC shall keep confidential information that is proprietary or commercially sensitive to Buyer or any of its Affiliates, but only in accordance with the terms of a written confidentiality agreement between Legacy DMC and Buyer.

            C.        Legacy DMC shall establish public Complaint-intake procedures at no or minimal cost. Such procedures shall include a telephone hotline and a permanent email address.  Legacy DMC shall review, follow-up, and, if appropriate, investigate every Complaint filed with Legacy DMC.

            D.        Legacy DMC staff will report monthly to the Legacy DMC Board regarding Buyer’s compliance with the Post-Closing Covenants.

            E.         Legacy DMC staff will produce written reports at least annually for use by the Legacy DMC Board in evaluating Buyer’s compliance with the Post-Closing Covenants.  Such reports shall include summaries of Complaints filed with Legacy DMC and the current status of such Complaints.

                        i.          Subject to the terms and conditions of the confidentiality agreement described in paragraph B(iii) above, such written reports shall be made available to the public through the Legacy DMC’s website within 30 days after approval by the Legacy DMC Board;

                        ii.          The first written report shall be brought to the Legacy DMC Board no later than 180 days after Closing, and then annually, with a total of at least 10 annual reports.  The reports shall be published to the public no later than the 15th day of the fourth month following the close of the year reported on.

4.         Legacy DMC Corporate Structure

            A.        The Articles of Incorporation and Bylaws of Legacy DMC shall be revised as necessary and submitted for approval to the Attorney General promptly and before Closing, to remain consistent with this contract.

            B.         Legacy DMC shall adopt an appropriate conflict of interest policy.

            C.        Before Closing, the Attorney General must review and approve any changes to the Articles of Incorporation and Bylaws of Legacy DMC.  Legacy DMC agrees to make changes to the Articles of Incorporation and the Bylaws in accordance with its obligations under this contract and its new purposes, including but not limited to oversight, monitoring, and enforcement of the Post-Closing Covenants.

            D.        For 10 years after Closing, the Attorney General must approve all changes in Legacy DMC’s Articles of Incorporation or Bylaws.  Approval will be deemed to have been given if the Attorney General does not object to the proposed change within 45 days after receiving notice of the proposed change.

            E.         The Legacy DMC Board of Trustees will be composed at all times of at least 11 and not more than 20 Trustees. The terms of the initial board members will begin immediately following Closing and expire on December 31, 2016, except as appointed in (i) below.

                        i.          The City of Detroit Mayor, Wayne County Executive, and Attorney General may each appoint one member (collectively “Designees”), whose terms shall begin immediately following Closing and continue until such time as they may be replaced by the sitting City of Detroit Mayor, Wayne County Executive, or Attorney General (as applicable).  In the event of a vacancy in any Designee position, the vacancy shall not be filled except by appointment of the sitting City of Detroit Mayor, Wayne County Executive, or Attorney General (as applicable);

                        ii.          The Legacy DMC Board shall appoint the remaining Trustees who are not Designees (“Other Trustees”) from nominees selected by the Nominating Committee.  In choosing nominees, the Nominating Committee shall focus on representatives of the business community, physicians, and individuals with hospital administration, charity care advocacy, or other public health experience and whose interests and abilities will enable them to contribute to the fulfillment of the purposes of the Legacy DMC.  At least one of the members of the Board’s Nominating Committee will have hospital administration, charity care advocacy, or public health experience; and

                        iii.         For terms beginning on or after January 1, 2017, the Board shall appoint approximately one-third of the Other Trustees for a one-year term, approximately one-third of the Other Trustees for a two-year term, and approximately one-third of the Other Trustees for a three-year term.  Thereafter, Other Trustees shall be elected for a three-year term, so as to maintain a staggered term arrangement.  Other Trustees shall hold office until the later of the expiration of their terms or until successors have been duly appointed by the Board.  In selecting Other Trustees, the Board shall apply the criteria set forth in subsection (ii) above.

            F.         The President and Chair of the Legacy DMC Board will oversee Vanguard’s capital expenditure commitments and hospital care oversight (for example, compliance with charity care and core services requirements).

            G.        DMC is currently registered as a charitable trust under the Supervision of Trustees for Charitable Purposes Act and licensed to solicit contributions under the Charitable Organizations and Solicitations Act with the Attorney General’s Charitable Trust Section.  After the Closing, Legacy DMC shall continuously comply with all charitable trust registration requirements.  If Legacy DMC intends to solicit contributions, it shall also timely renew and maintain its solicitation license.

            H.        Legacy DMC representation on other boards.

                        i.          As provided in the Purchase and Sale Agreement or other agreement, Legacy DMC may nominate representatives to serve on the VHS of Michigan Advisory Board, each of the Hospital Advisory Boards, and on Vanguard’s corporate board.

                        ii.          Any members of Legacy DMC’s Board of Trustees serving on other such boards shall agree to recuse themselves in the event of a conflict between the interest of Legacy DMC and such other entities.

                        iii.         A Legacy DMC representative may, while serving on such board, receive reasonable reimbursement for expenses, including a reasonable per diem allowance, but shall not accept compensation for services, stock options, or other remuneration from any Affiliate of Buyer or Vanguard while acting as a representative of Legacy DMC, unless any such compensation is donated to a Michigan charity selected by Legacy DMC.

5.         Notice

            All written notices to the Attorney General required under this contract must be addressed to:

Overnight:

Attorney General
525 W. Ottawa – 7th Floor
Lansing, MI 48933

and

Consumer Protection Division
Attn: Division Chief – Time Sensitive
525 W. Ottawa, -- 1st Floor
Lansing, MI 48933

OR

US Mail:

Attorney General
P.O. Box 30212
Lansing, MI 48909

and

Consumer Protection Division
Attn: Division Chief– Time Sensitive
P.O. Box 30213
Lansing, MI 48909

6.         Remedies

            DMC, Legacy DMC, Buyer and Vanguard recognize that monetary damages will be inadequate for breach of the obligations contained in this contract.  In addition to any legal remedies the Attorney General may have, the Attorney General shall be entitled to specific performance, injunctive relief, and such other equitable remedies as a court of competent jurisdiction may deem appropriate for breach of the obligations contained in this contract, without the requirement to post any bond in connection therewith.

7.         Severability

            If any provision of this contract is held or determined to be illegal, invalid, or unenforceable and if the rights or obligations of any party under this contract will not be materially and adversely affected thereby; (a) such provisions will be fully severable; (b) this contract will be construed and enforced as if such illegal, invalid, or unenforceable provision has never comprised part of this contract; (c) the remaining provisions of this contract will remain in full force and effect and will not be affected by the severance of the illegal, invalid, or unenforceable provision; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this contract a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.         Amendment

            This contract may be amended only by a writing executed by each of the parties.

9.         Waiver

            Any waiver by any party of any breach by another party shall not be deemed to be waiver against a different party or waiver of any subsequent or continuing breach.

10.       Execution

            This contract may be executed in any number of counterparts, all of which taken together constitute one contract, and any of the parties may execute this contract by signing any one counterpart.

11.       Governing Law and Jurisdiction

            This contract shall be subject to, applied, and interpreted according to the laws of the State of Michigan.  No action shall be commenced against the Department of Attorney General or the Attorney General, his designee, agents or employees, or against any other party to this contract for any matter whatsoever arising out of the contract, in any courts other than a court of competent jurisdiction of the State of Michigan.  In addition to each party consenting to the jurisdiction of Michigan courts, each party waives any objection to venue laid therein and any defense or inconvenient forum regarding the maintenance of any action or proceeding so brought.

12.       Entire Agreement

            This contract, together with other written contracts relating to the Purchase and Sale Agreement to which the Attorney General is a party, represent the entire agreement among the parties and supersede all proposals or other prior agreements, oral or written, and all other communications among the parties relating to the matters described herein.

13.       No Effect on Authority of Attorney General or Court Jurisdiction.

            The Attorney General’s rights and privileges provided in this contract are in addition to the Attorney General’s existing powers.  Nothing in this contract shall be construed to impair or restrict the authority of the Attorney General or the jurisdiction of any court with respect to any matter.

14.       Authority to Bind Principal

            Each individual who signs this contract covenants that he has power to bind the principal.

Dated:  November 12, 2010     /s/  Michael E. Duggan
                                                 Michael E. Duggan, DMC Chief Executive Officer and as
                                                Authorized Representative for each Seller party to the Purchase and Sale Agreement

Dated:  November 13, 2010     /s/  Keith B. Pitts
                                                Keith B. Pitts, Vanguard Health Systems, Inc. Vice Chairman and
                                                as Executive Vice President for VHS of Michigan, Inc. and each other Buyer party to the Purchase and Sale Agreement

Dated:  November 12, 2010     /s/  Stephen R. D’Arcy
                                                Stephen R. D’Arcy, DMC Chair of the Board of Trustees

Dated:  November 17, 2010     /s/  Michael A. Cox
                                                Michael A. Cox, Attorney General

EXHIBIT 1
TO
MONITORING AND COMPLIANCE AGREEMENT
LIST OF “KEY EMPLOYEES”

SVP & Above Employee List
10/25/10

Employee Full Name	Job Title

Gray, Herman B	DMC SVP/President CHM
Schreiber, Theodore L	DMC SVP/President CV Institute
Eadie, Reginald J	DMC SVP/President DRH
Malone, Thomas	DMC SVP/President HUH/HWH
Torossian, Lynn M	DMC SVP/President HVSH
Restum, William H	DMC SVP/President RIM
Mallet Conrad	DMC SVP/President SGH
Lacusta, Michael P	DMC SVP/President Ortho & Spine Institute
Ryan, Timothy J	SVP Chief Business Dev Officer
Manardo, David C	SVP Chief Fac Eng/Cons Officer
Hunt, Deloris	SVP Chief Human Resources Officer
LeRoy, Michael R	SVP Chief Information Officer
Babitch, Leland	SVP Chief Medical Information Officer
Natale, Patricia E	SVP Chief Nursing Officer
Schreiber, Michelle B	SVP Chief Quality/Safety Offcr
Lockman, Stuart	SVP Chief Strategic Initiatives
Katz, David M	SVP Development
Pontes, Jose E	SVP International Svcs
Lee, Reginald	SVP Physician Dev/Recruitment

Rising, Jay B	EVP Chief Financial Officer
Taylor, Iris A	EVP Chief of Business Operns
Badr, Safwan	EVP Chief Medical Officer
Zuckerman, Mary L	EVP Chief Operating Officer
Grant, Steven D	EVP Physician Partnerships

Duggan, Michael E.	President/CEO

Total SVPs		19
Total EVPs		5
President/CEO		1

Total Number of Employees:		25

EXHIBIT 2
TO
MONITORING AND COMPLIANCE AGREEMENT

LIST OF GOVERNMENT AND OTHER REPORTS TO BE FURNISHED
BY VHS OF MICHIGAN TO LEGACY DMC PURSUANT TO
SECTION 3 OF THE MONITORING AND COMPLIANCE AGREEMENT

1.             Medicare Cost Report - CMS Form 2552-96 (Annual)

2.             Medicaid Cost Report - Michigan Medicaid Filed Data Report (Annual)

3.             Medicaid - MIP Quarterly Report

4.             Medicare - Interim Rate Review (Annual)

5.             Michigan Inpatient Database and Michigan Outpatient Database – MHA (Patient case level data for inpatient and outpatient surgery cases)

6.             Annual MHA Community Benefits Survey - A listing of all programs and services that address identified community health-related needs.

7.             Annual AHA Survey

8.             Michigan Certificate of Need Annual Survey  - Annual summary of all surgical, open heart, PET, CT, MRI, Litho, cardiac catheterization and MRT procedures plus licensed beds, and emergency department visits and admissions

9.             PSO (Patient Safety Organization) events – MHA

10.           NHSN - CDC  Infectious disease data reported to CDC in a national data base)

11.           HCAHPS – Patient satisfaction data

12.           MHA Keystone - Surgery, ICU, Cath UTI, VAP, BSI, Hand hygiene, HAI - We participate in, and send data to, MHA via the Keystone initiatives. Data may include hand hygiene rates, catheter related blood stream infections, ventilator associated pneumonia, catheter associated urinary tract infections.

13.           NDNQI - Falls, Pressure Ulcers, Nurse staffing (This is the national nursing data base which we send falls, pressure ulcers and others)

14.           Readmissions - IHI, State of Michigan (Readmission data sent to MHA/MPRO as part of the IHI STAAR project)

15.           CDAC - This is the CMS audit of our Core Measures submissions

16.           Medpar data - finance data; state and feds

17.           New Hires Report - Monthly – State

18.           Job Openings and Labor Turnover Report – US Dept of Labor